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                                                               Exhibit 99.26(k)

Securian Financial Group, Inc.
400 Robert Street North
St. Paul, MN 55101-2098
www.securian.com
651.665.3500

                                                                [SECURIAN LOGO]

April 25, 2017

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota 55101

Re:  Minnesota Life Insurance Company
     Minnesota Life Individual Variable Universal Life Account
     File Numbers 333-183590 and 811-22093
     Post-Effective Amendment Number 11

Gentlepersons:

In my capacity as counsel for Minnesota Life Insurance Company (the "Company"), I have reviewed certain legal matters relating to the Company's Separate Account entitled Minnesota Life Individual Variable Universal Life Account (the "Account") in connection with this Registration Statement on Form N-6. This Registration Statement is to be filed by the Company and the Account with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940 with respect to certain variable life insurance policies.

Based upon that review, I am of the following opinion:

1. The Account is a separate account of the Company duly created and validly existing pursuant of the laws of the State of Minnesota; and

2. The issuance and sale of the variable life insurance policies funded by the Account have been duly authorized by the Company and such policies, when issued in accordance with and as described in the current Prospectus contained in the Registration Statement, and upon compliance with applicable local and federal laws, will be legal and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Alison J. Schmoock

Alison J. Schmoock
Associate Counsel

AJS: mab